Exhibit 99.1

Wynn Resorts, Limited Announces Pricing of Private Offering of $1,320,000,000 Aggregate Principal Amount of Wynn Las Vegas First Mortgage Notes due 2020

LAS VEGAS, July 21, 2010 (BUSINESS WIRE) --Wynn Resorts, Limited (NASDAQ: WYNN) announced today the pricing by Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. (the “issuers”), each a direct or indirect wholly owned subsidiary of Wynn Resorts, Limited, of $1,320,000,000 aggregate principal amount of 7¾% First Mortgage Notes due 2020.  The notes will be issued at par.  The notes will be offered only to qualified institutional buyers and outside the U.S. in accordance with Rule 144A and Regulation S, respectively, under the Securities Act of 1933.  Wynn Las Vegas, LLC plans to use the net proceeds of the offering along with the proceeds of a capital contribution from Wynn Resorts, Limited to purchase, and pay consent payments for, any and all of the issuers’ 6⅝% First Mortgage Notes due 2014 (the “2014 notes”) that are validly tendered and accepted for payment pursuant to Wynn Las Vegas, LLC’s concurrent offer to purchase and consent solicitation with respect to the 2014 notes and to redeem any 2014 notes not tendered.

The notes will rank pari passu in right of payment with borrowings under Wynn Las Vegas, LLC’s credit facilities, the 2014 notes, its existing 7⅞% First Mortgage Notes due 2017 (the “2017 notes”) and its existing 7⅞% First Mortgage Notes due 2020 (the “existing 2020 notes”).  The notes will be senior secured obligations of the issuers, will be guaranteed by certain of Wynn Las Vegas, LLC’s subsidiaries and will be secured on an equal and ratable basis (with certain exceptions) by a first priority lien on substantially all of the existing and future assets of the issuers and guarantors, and, subject to prior approval from the Nevada gaming authorities, a first priority lien on the equity interests of Wynn Las Vegas, LLC, all of which is the same collateral that secures borrowings under Wynn Las Vegas, LLC’s credit facilities, the 2014 notes, the 2017 notes and the existing 2020 notes.

The notes have not been registered under the Securities Act of 1933 or under any state securities laws.  Therefore, the issuers may not offer or sell the notes within the United States to, or for the account or benefit of, any United States person unless the offer or sale would qualify for a registration exemption from the Securities Act and applicable state securities laws.

Forward-Looking Statements

This release contains forward-looking statements about Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp., including those related to the offering of notes and whether or not Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. will consummate the offering.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by Wynn Resorts, Limited or the issuers.  The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the issuers’ dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations.  Additional information concerning potential factors that could affect the issuers’ financial results is included in Wynn Las Vegas, LLC’s Annual Report on Form 10-K for the year ended December 31, 2009 and Wynn Las Vegas, LLC’s other periodic reports filed with the Securities and Exchange Commission.  Neither Wynn Resorts, Limited nor the issuers are under any obligation to (and expressly disclaim any such obligation to) update their forward-looking statements as a result of new information, future events or otherwise.

SOURCE: Wynn Resorts, Limited

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com